Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

STARBUCKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	65,000,000	(2)	$75.55	(3)	$4,910,750,000	0.0000927	$455,227
Total Offering Amounts							$4,910,750,000		$455,227
Total Fee Offsets									$—
Net Fee Due									$455,227

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.001 par value ( “Common Stock”), of Starbucks Corporation that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock to be issued pursuant to the grant, vesting or exercise of awards under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan, as amended and restated.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $75.55, the average of the high and low sales price of a share of Common Stock as reported on the Nasdaq Global Select Market on April 27, 2022.